Exhibit 99.1

MasterBrand Announces Additional $50 Million Share Repurchase Authorization

BEACHWOOD, Ohio --(BUSINESS WIRE)-- March 17, 2025-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today announced that its Board of Directors has authorized a share repurchase program to buy back up to $50 million of the Company’s outstanding common stock until March 13, 2028. This is in addition to the existing share repurchase authorization approved in April 2023, under which approximately $21 million remained available for repurchases as of December 29, 2024, and is set to expire on April 23, 2025.

Under the new authorization, the Company may repurchase shares through a variety of methods, including open market transactions and privately negotiated transactions, in compliance with Rule 10b5-1 and Rule 10b-18, as applicable, of the Securities Exchange Act of 1934 and other applicable laws and regulations. The repurchase program may be suspended or discontinued at any time and does not obligate the Company to acquire any amount of its common stock. The timing, manner, price and amount of any repurchases will be determined by the Company at its discretion and will depend on a variety of factors, including business, economic and market conditions, prevailing stock prices, corporate and regulatory requirements and other considerations.

“Our Board of Directors and management believe that MasterBrand’s shares represent an attractive investment opportunity. We believe our ability to continue to generate strong cash flows will enable us to strengthen our balance sheet, while investing in the business and repurchasing shares at a compelling valuation,” said Dave Banyard, President and Chief Executive Officer.

About MasterBrand:

MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 7,700 dealers, major retailers and builders. MasterBrand employs over 13,000 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

Forward-Looking Statements:

Certain statements contained in this Press Release, other than purely historical information, including, but not limited to, estimates, projections and statements relating to MasterBrand’s share repurchase program, are forward-looking statements. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts.  Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management.  Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors include those listed under “Risk Factors” in Part I, Item 1A of our Form 10-K for the fiscal year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q under Part II, Item 1A and other filings with the SEC.

The forward-looking statements are made as of the date of this Press Release and, except as required under the federal securities laws, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this Press Release.

Some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements include:

•	Our ability to develop and expand our business;
•	Our ability to develop new products or respond to changing consumer preferences and purchasing practices;
•	Our anticipated financial resources and capital spending;
•	Our ability to manage costs;
•	Our ability to effectively manage manufacturing operations and capacity, or an inability to maintain the quality of our products;
•	The impact of our dependence on third parties to source raw materials and our ability to obtain raw materials in a timely manner or fluctuations in raw material costs;
•	Our ability to accurately price our products;
•	Our projections of future performance, including future revenues, capital expenditures, gross margins, and cash flows;
•	The effects of competition and consolidation of competitors in our industry;
•	Costs of complying with evolving tax and other regulatory requirements and the effect of actual or alleged violations of tax, environmental or other laws;
•	The effect of climate change and unpredictable seasonal and weather factors;
•	Conditions in the housing market in the United States and Canada;
•	The expected strength of our existing customers and consumers and any loss or reduction in business from one or more of our key customers or increased buying power of large customers;
•	Information systems interruptions or intrusions or the unauthorized release of confidential information concerning customers, employees, or other third parties;
•
Worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis, including risks associated with uncertain trade environments and changes to the U.S. administration;

•	The effects of a public health crisis or other unexpected event;

•
The inability to recognize, or delays in obtaining, anticipated benefits of the acquisition of Supreme, including synergies, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;

•	The impact of our current and any additional future debt obligations on our business, current and future operations, profitability and our ability to meet other obligations;
•	Business disruption following the acquisition of Supreme;
•	Diversion of management time on acquisition-related issues;
•	The reaction of customers and other persons to the acquisition of Supreme; and
•	Other statements contained in this Press Release regarding items that are not historical facts or that involve predictions.

Investor Relations:
Investorrelations@masterbrand.com

Media Contact:
Media@masterbrand.com

Source: MasterBrand, Inc.